CUSIP No. 949759104                                          Page 17 of 43 Pages


                                                                       EXHIBIT 6

                                 PL CAPITAL, LLC
                                2015 Spring Road
                                    Suite 290
                            Oak Brook, Illinois 60523
                               Tel: (630) 928-0231
                               Fax: (630) 928-0232


                              AN IMPORTANT MESSAGE
                 TO FELLOW STOCKHOLDERS OF WELLS FINANCIAL CORP.
                            FROM THE PL CAPITAL GROUP

March 7, 2001

Dear Fellow Wells Financial Stockholder:

We need your assistance. Within the next month, you will receive a proxy from the management of Wells Financial, and a proxy from us, The PL Capital Group.

Who are we? We are one of Wells Financial's largest stockholders (we own 8.8% of Wells Financial's outstanding common stock). We are seeking your support to:

(1) Elect our candidate, Mr. Gary Pihlstrom, to the Board of Wells Financial at the upcoming Wells Financial Annual Meeting scheduled for April 18, 2001. Mr. Pihlstrom is a Minnesota resident and an attorney with significant experience in the banking industry; and

(2) Adopt a non-binding stockholder resolution contained only in our proxy that will call on the Board and management of Wells Financial to seek a potential acquirer through a fair and open sales process, the results of which would be disclosed to, and voted upon, by stockholders.

What a vote for PL Capital will mean for you: A commitment to maximize the value of Wells Financial's stock.

If the stockholders elect PL Capital's representative to serve on the board of directors, our nominee will be committed to working with the existing board members to urge the board and management, if appropriate, to pursue a sale or merger of Wells to the highest bidder. Wells Financial has been public for more than five years and we believe it is time for the stockholders of Wells to realize the full value of their investment. Does this mean we advocate a "fire sale," as will be suggested to you by Wells Financial's management? Absolutely not. We want Wells to pursue a sale in a fair and orderly process, open to all potential bidders. We then want you and the other stockholders to be informed of the results of that process so you,


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CUSIP No. 949759104                                          Page 18 of 43 Pages


and the other stockholders, can decide for yourselves whether any offers received are acceptable.

We will need your support. You will receive a proxy statement from Wells Financial's management and Board, and you will be asked to return their proxy card.

We encourage you NOT to vote your shares until you receive and review PL Capital's proxy materials.

If you have any questions or need further assistance please contact our proxy solicitor MalCon Proxy Advisors, Inc., 130 William Street, New York, NY 10038;
(800) 475-9320; or PL Capital (Richard Lashley (973) 360-1666, or John Palmer
(630) 928-0231).



Thank you for your consideration.

On behalf of The PL Capital Group,




John Palmer                                 Richard Lashley
Principal                                   Principal


This letter is not a solicitation of your proxy; the PL Capital Group intends to solicit proxies from you through delivery to you of a proxy statement with accompanying proxy card.

We encourage you to read our proxy statement when it becomes available because it contains important information. You can get our proxy statement, and any other relevant documents, for free at the web site of the Securities and Exchange Commission (www.sec.gov). A copy of our proxy statement will also be sent directly to you. In addition, copies of our recent Schedule 13D filings are available on the SEC's website. Our most recent Schedule 13D filing contains a list of the participants in The PL Capital Group's proxy solicitation and a detailed description of our security holdings of Wells. You may also contact us directly to obtain free copies of our proxy statement.



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